EXHIBIT 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact: Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Surges to Record Revenue and Profits

Strong Growth in Financial Services and European Operations

October 24, 2006, Bellevue, Washington — “PACCAR Inc achieved record revenues and net income for the third quarter and first nine months of 2006,” said Mark C. Pigott, chairman and chief executive officer.  “PACCAR’s balanced global diversification, complemented by steady GDP growth, successful new truck model introductions and double-digit revenue increases in the company’s finance and aftermarket parts businesses, contributed to excellent operating performance.”

“PACCAR is focused on four primary areas that will provide the foundation for strong business growth in the next three to five years:  financial services, aftermarket customer support, information technology, and innovative product development and manufacturing,” shared Mark Pigott.  “The excellent, profitable results at PACCAR have enabled the company to increase its capital expenditures to expand capacity, launch new products faster, introduce new financial services for customers not currently using PACCAR products and team with leading IT partners such as Microsoft, Dell and IBM to develop exciting integrated software platforms, delivering world-class performance.”

“The dedication of PACCAR’s 23,000 employees worldwide has again resulted in industry-leading recognition,” added Pigott.  “The DAF XF105 earned the International Truck of the Year 2007 award — the third time in ten years DAF’s premium products have earned the award — and Kenworth was honored with three J.D. Power and Associates awards for highest ranking in customer satisfaction.”

Record Net Income and Revenue

PACCAR net earnings increased 32 percent to $403.6 million ($1.61 per diluted share) for the third quarter of 2006 compared to $304.8 million ($1.18 per diluted share) earned in the third quarter last year.  Third quarter net sales and financial services revenues were a record $4.21 billion, 19 percent higher than the $3.54 billion reported for the comparable period in 2005.  For the first nine months of 2006, PACCAR reported record net income of $1.12 billion ($4.43 per diluted share), a 36 percent increase compared to $820.3 million ($3.15 per diluted share) in 2005.  Net sales and financial services revenues for the first nine months of 2006 increased 17 percent to a record $12.23 billion compared to $10.42 billion last year.  Included in PACCAR’s net income for the first nine months of 2005 was a one-time charge of $64 million ($0.25 per diluted share) for income taxes associated with the repatriation of $1.5 billion of foreign earnings.

PACCAR Completes Share Repurchase Program

During the third quarter of 2006, PACCAR invested $59.4 million to repurchase 1.1 million of its common shares, completing the five million share authorization from its Board of Directors.  Over the past two years, PACCAR has repurchased 10 million of its common shares.  “PACCAR’s profits and cash flow are excellent and the company’s shares represent attractive long-term value,” said Mike Tembreull, vice chairman.  PACCAR has achieved outstanding annualized earnings per share growth of 16.3 percent for the last ten years compared to 7.5 percent for the S&P 500.  PACCAR’s total return to shareholders is superior to the S&P 500 for the past one-, five-, ten-, fifteen- and twenty-year periods.

Financial Highlights — Third Quarter 2006

Highlights of PACCAR’s financial results during the third quarter of 2006 include:

•                                Record consolidated sales and revenues of $4.21 billion.

•                                Record net income of $403.6 million.

•                                Record after-tax return on revenues of 9.6 percent.

•                                Financial Services record pretax income of $66.7 million on assets of over $9.2 billion.

•                                SG&A expense ratio at a record low level of 2.8 percent of sales.

Financial Highlights — Nine Months 2006

Financial highlights for the first nine months of 2006 include:

•                                Record consolidated sales and revenues of $12.23 billion.

•                                Record revenues from non-U.S. sources of $5.85 billion (48 percent of total).

•                                Record net income of $1.12 billion.

•                                An industry-leading annualized after-tax return on beginning equity of 38 percent.

•                                Capital expenditures of $188 million.

Environmental Leadership

DAF unveiled its new light-duty diesel-electric hybrid vehicle, the Model LE, at the IAA Commercial Vehicle Exhibition in Hannover, Germany, last month.  Key components of the hybrid vehicle are a lithium ion battery pack coupled to a sophisticated electric motor generator, which complement the PACCAR 4.5-liter diesel engine.  “Production is scheduled for 2008 and will be targeted at selected urban applications,” explained Ron Borsboom, DAF chief engineer.  “Significant fuel economy improvement of 30 percent is the goal.”

Power from the diesel engine is used to drive the vehicle directly or to charge the storage device.  Hybrid power systems provide maximum fuel savings in applications where frequent braking and acceleration is required, such as local delivery and vocational applications.  Customers also benefit from lower maintenance costs due to reduced wear on the braking system.

Kenworth, Peterbilt, DAF — Awards and Innovations

“PACCAR’s premium products have delivered unsurpassed customer satisfaction by ensuring superior quality and lasting value,” noted Tom Plimpton, president.  “PACCAR’s vehicles ensure the lowest life-cycle costs for customers while also delivering the very best in quality, reliability and driver satisfaction.”  At the IAA Commercial Vehicle Exhibition, the DAF XF105 was recognized as the International Truck of the Year 2007 by a jury of international road transport journalists.  “This prestigious award belongs to every member of the DAF organization,” said Aad Goudriaan, DAF Trucks president.  “The entire DAF team worked hard to make the best trucks even better.  The ‘International Truck of the Year 2007’ award is recognition for our customers, dealers and suppliers who gave valuable input for the development of the award-winning XF105.”  The XF105 features a restyled exterior and a new interior, chassis and PACCAR MX 12.9-liter engine, available in Euro 4 and Euro 5 specifications.  DAF’s XF105 sets new standards in terms of quality, efficiency and transport performance as well as superior interior design, comfort, ergonomics and drivability.

Goudriaan added, “DAF has become the leading commercial vehicle manufacturer in Europe, as measured by product quality, innovation and financial returns, complemented by its extensive PACCAR Parts and PACCAR Financial customer services.  The recent consolidation turmoil in the European truck market will benefit DAF as customers, dealers and suppliers are attracted by our consistent quality business approach and industry-leading investment in products and services.”

In the United States, Kenworth Truck Company achieved the highest ranking in customer satisfaction among Class 8 truck owners in the Over The Road, Pickup and Delivery, and Dealer Service Segments for the second year in a row, according to the recently released J.D. Power and Associates 2006 Heavy Duty Truck Customer Satisfaction StudySM*.  “Kenworth is extremely honored to receive these prestigious awards,” said Bob Christensen, PACCAR vice president and Kenworth general manager. “Kenworth leads all competitive makes in the areas of performance, quality, and low cost of ownership. Kenworth employees and dealers provide the World’s Best products and support.”

Peterbilt Motors Company introduced a new product range featuring vehicles designed for aerodynamic, traditional, vocational and medium duty markets.  The new vehicles are the result of the largest product development investment in the 68-year history of Peterbilt.  “These premium trucks represent the best products Peterbilt has ever offered, setting new standards for quality, innovation, technology, versatility and styling,” said Dan Sobic, PACCAR vice president and Peterbilt general manager.

Capital Investments Deliver Strong Productivity Gains

“PACCAR’s financial strength supports its capital investments, which deliver industry-leading product quality and annual productivity improvements of 5-7 percent,” said Jim Cardillo, executive vice president.  Recent projects include:

•                                PACCAR Mexico completed construction of a $74 million assembly facility, expanding existing capacity by 50 percent.  The new facility will meet the increased demand for Kenworth trucks in Mexico and export markets.

•                                Kenworth began construction of a 30 percent expansion of its assembly plant in Chillicothe, Ohio, to be completed in the summer of 2007.  Kenworth Chillicothe was recently named Quality Magazine’s “Plant of the Year” in the large plant category.

•                                PACCAR Parts capacity will expand to 13 Parts Distribution Centers (PDCs) with the planned addition of PDCs in Oklahoma City, Oklahoma, and Budapest, Hungary.  The additional 500,000 square feet of warehouse space will efficiently serve a growing base of PACCAR dealers and customers.

•                                PACCAR’s Information Technology Division (ITD) has installed enhanced production systems at DAF’s facility in Westerlo, Belgium; developed industry-leading telematics capabilities for the company’s truck customers; and delivered innovative software to support PACCAR’s customer service centers.  PACCAR ITD has once again been recognized by InformationWeek magazine as one of the most innovative technology organizations in the country.

Asia Opportunity

PACCAR has sold transportation equipment in Asia since 1908.  The rapid development of highway systems in China and India will increase intra-country trade, with a resulting demand for reliable, high-quality commercial vehicles.  “PACCAR’s sales office in Beijing has provided superior customer support for fifteen years.  The company will open another major office in Shanghai in 2007 to coordinate purchasing activities and component sales,” said Tom Lundahl, vice president, purchasing.

PACCAR Achieves Record Market Share

“Truck operators are financially strong and have accelerated replacement of older equipment to enhance their operating efficiencies,” said Tom Plimpton, president.  “PACCAR expects U.S. and Canadian Class 8 retail sales to be approximately 315,000 units for 2006 and could be 200,000-230,000 units during 2007 as the industry adjusts to the higher component costs necessary to meet the EPA 2007 emission thresholds.  Following a period of adjustment, PACCAR expects continued growth in the transportation sector.”  PACCAR’s year-to-date 2006 retail market share of the U.S. and Canadian Class 8 market has risen to a record 25.2 percent from 23.1 percent in 2005.

 “Industry truck sales above 15 tonnes in Western Europe should be approximately 260,000 this year and could be in the range of 230,000-260,000 during 2007,” noted Aad Goudriaan, DAF Trucks president.  At over 14 percent market share, DAF is the fastest growing truck brand in Europe and has expanded its heavy-duty vehicle market share every year during the past seven years.  “DAF’s long-term goal is to achieve over 20 percent market share in both heavy- and medium-duty ranges,” added Goudriaan.

Financial Services Companies Achieve Record Earnings

PACCAR Financial Services (PFS) manages a portfolio of more than 151,000 trucks and trailers, with total assets climbing to over $9.2 billion.  PFS includes PACCAR Financial Europe, celebrating its five-year anniversary during 2006 with profitable growth to over $2.0 billion in assets and PACCAR Leasing, a major full-service truck leasing company in North America, with a fleet of over 25,000 vehicles.

Record quarterly pretax income of $66.7 million was 41 percent higher than the $47.2 million earned in the third quarter last year.  Third quarter revenues rose 26 percent to $246.2 million compared to $195.6 million in the same quarter of 2005.   For the nine-month period, revenues increased to $690.1 million from $549.5 million during the same period a year ago and pretax income rose by 25 percent to a record $181.2 million compared to $144.4 million in 2005.

“PACCAR Financial Services profitably supports the sale of PACCAR trucks in 16 countries with an extensive product lineup including finance, lease and insurance products,” said Ken Gangl, senior vice president.  “A growing asset base and a healthy customer environment are contributing to excellent profitability.”  PACCAR Financial Services has applied Six Sigma methodologies to streamline the credit application and contract funding processes in its customer service centers.

The DAF XF105 is the International Truck of the Year 2007.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 24, 2006, at 9:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through October 31, 2006.  PACCAR shares are listed on the NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*            J.D. Power and Associates 2006 Heavy Duty Truck Studysm.  Study based on 2,529 responses from principal maintainers of heavy-duty trucks. For more information please go to www.jdpower.com.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts*)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Truck and Other:
Net sales and revenues	$3,959.2	$3,345.4	$11,535.0	$9,872.9
Cost of sales and revenues	3,364.9	2,842.5	9,817.7	8,408.6
Selling, general and administrative	111.6	102.8	333.8	315.8
Interest and other expense, net	.7	6.0	1.3	9.0
Truck and Other Income Before Income Taxes	482.0	394.1	1,382.2	1,139.5
Financial Services:
Revenues	246.2	195.6	690.1	549.5
Interest and other	148.9	112.4	415.7	311.2
Selling, general and administrative	24.3	21.5	70.9	63.0
Provision for losses on receivables	6.3	14.5	22.3	30.9
Financial Services Income Before Income Taxes	66.7	47.2	181.2	144.4
Investment income	21.7	13.7	55.9	39.9
Total Income Before Income Taxes	570.4	455.0	1,619.3	1,323.8
Income taxes(a)	166.8	150.2	503.8	503.5
Net Income	$403.6	$304.8	$1,115.5	$820.3

Net Income Per Share:
Basic	$1.62	$1.19	$4.45	$3.17
Diluted	$1.61	$1.18	$4.43	$3.15
Weighted Average Shares Outstanding:
Basic	249.2	255.9	250.4	258.7
Diluted	250.5	257.5	251.8	260.4
Dividends declared per share	$.20	$.14	$.57	$.41

*               All share and per share amounts adjusted to reflect a 50% stock dividend paid on August 10, 2006.

(a)       Income taxes for the nine months ended September 30, 2005 included an estimated $64.0 charge for repatriation of foreign earnings.  Income taxes for the three and nine months ended September 30, 2006 were reduced $10.0 following the final calculation of taxes related to the 2005 foreign earnings repatriation.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2006	2005
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,378.8	$2,215.8
Trade and other receivables, net	926.8	582.2
Inventories	563.8	495.5
Property, plant and equipment, net	1,253.3	1,143.0
Equipment on operating leases and other	1,055.7	923.0
Financial Services Assets	9,279.5	8,355.9
	$15,457.9	$13,715.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$3,163.9	$2,589.3
Dividend payable		338.7
Long-term debt	21.1	28.8
Financial Services Liabilities	7,559.1	6,857.5
STOCKHOLDERS’ EQUITY	4,713.8	3,901.1
	$15,457.9	$13,715.4
Common Shares Outstanding	248.3	253.3

GEOGRAPHIC REVENUE DATA

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
United States	$2,172.5	$1,856.0	$6,371.2	$5,327.9
Europe	1,104.0	917.9	3,374.9	3,016.2
Other	928.9	767.1	2,479.0	2,078.3
	$4,205.4	$3,541.0	$12,225.1	$10,422.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

Nine Months Ended September 30	2006	2005
OPERATING ACTIVITIES:
Net income	$1,115.5	$820.3
Depreciation and amortization:
Property, plant and equipment	118.1	99.1
Equipment on operating leases and other	203.3	174.5
Net change in wholesale receivables on new trucks	(68.2)	(284.7)
Net change in sales-type finance leases and dealer direct loans on new trucks	(88.4)	(67.1)
All other operating activities	20.8	(63.7)
Net Cash Provided by Operating Activities	1,301.1	678.4

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(187.9)	(201.8)
Acquisition of equipment for operating leases	(428.5)	(394.2)
Net change in financial services receivables	(489.7)	(611.1)
Net change in marketable securities	(234.0)	(15.9)
All other investing activities	118.8	110.1
Net Cash Used in Investing Activities	(1,221.3)	(1,112.9)

FINANCING ACTIVITIES:
Cash dividends paid	(480.7)	(454.6)
Purchase of treasury stock	(310.8)	(343.5)
Stock option transactions	31.7	9.7
Net change in financial services debt	547.4	880.5
Net Cash (Used in) Provided by Financing Activities	(212.4)	92.1
Effect of exchange rate changes on cash	42.6	(112.5)
Net Decrease in Cash and Cash Equivalents	(90.0)	(454.9)
Cash and cash equivalents at beginning of period	1,698.9	1,614.7
Cash and cash equivalents at end of period	$1,608.9	$1,159.8

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